EXHIBIT 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS
GYRODYNE, LLC

Subscription Rights to Purchase Common Shares of Limited Liability Company Interests
Offered Pursuant to Subscription Rights
Distributed to Shareholders
of Gyrodyne, LLC

[●], 2024

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Gyrodyne, LLC, a New York limited liability company (“we,” “us,” “our,” or the “Company”), to the holders (the “holder”, or “you”) of the Company’s common shares of limited liability company interests (the “Common Shares”), as described in the prospectus dated [●], 2024 (as amended from time to time, the “Prospectus”).

In the Rights Offering, we are offering an aggregate of 625,000 Common Shares, as described in the Prospectus.  Assuming the Rights Offering is fully subscribed, we currently expect to receive aggregate gross proceeds of $5,000,000. The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [●], 2024 (the “Expiration Date”), unless we extend such period.

As described in the Prospectus, each shareholder will receive one subscription right for every five full Common Shares owned at 5:00 p.m., Eastern Time, on January 29, 2024 (the “Record Date”).  Each Basic Subscription Privilege carries with it (i) a basic subscription privilege, which entitles the holder to purchase two Common Shares and (ii) an over-subscription privilege, which entitles each shareholder owning Common Shares as of the Record Date (each, an “Eligible Shareholder”) that has exercised its basic subscription privilege in full to subscribe for additional Common Shares that are offered in the Rights Offering, to the extent other Eligible Shareholders have not exercised their basic subscription privileges in full. The subscription price is $8.00 per whole Common Share (the “Subscription Price”), payable in cash. No fractional shares will be issued upon the exercise of any Subscription Rights. If, pursuant to an Eligible Shareholder’s exercise of its Subscription Rights, the number of Common Shares that such Eligible Shareholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of Common Shares the Eligible Shareholder is entitled to purchase will be rounded to the nearest whole number, with halves rounded down. The Subscription Price must be paid for each whole Common Share that is purchased.

Each Eligible Shareholder who elects to exercise its basic subscription privilege in full may also subscribe for additional shares issuable in the Rights Offering at the Subscription Price. If the Eligible Shareholder wishes to exercise such over-subscription privilege, such Eligible Shareholder should indicate the number of additional shares that such shareholder would like to purchase in the space provided on the Rights Certificate. When the Eligible Shareholder sends the Rights Certificate, such Eligible Shareholder must also send the full purchase price in cash, as provided herein, for the number of additional shares that was requested to purchase, at the Subscription Price (in addition to the payment in cash, as provided herein, due for shares purchased through its basic subscription privilege). If the Eligible Shareholder does not ultimately purchase the full amount of additional shares that such shareholder has requested to purchase, Computershare Trust Company, N.A. (the “Subscription Agent”) will return any excess payments, without interest or penalty.

As soon as practicable after the Expiration Date, the Subscription Agent will determine the number of shares available for purchase pursuant to exercise of over-subscription privileges. If there are not enough shares to satisfy all subscription requests made under the over-subscription privileges, the available shares issuable in the Rights Offering will be distributed proportionately among those Eligible Shareholders who were entitled to and did exercise their over-subscription privilege, based on the number of shares each such Eligible Shareholder subscribed for under the over-subscription privilege. If a pro rata allocation of the remaining shares would result in the allocation to the Eligible Shareholder of a greater number of shares than subscribed for under its over-subscription request, then we will allocate to the Eligible Shareholder only the number of shares for which subscribed and we will allocate the remaining shares among all other Eligible Shareholders exercising their over-subscription privilege.

The Company can provide no assurances that each Eligible Shareholder will actually be entitled to purchase the number of Common Shares issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the rights offering. The Company will not be able to satisfy its exercise of the Over-Subscription Privilege if all of our Eligible Shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of Subscription Rights under the Basic Subscription Privileges.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Eligible Shareholder pursuant to the Over-Subscription Privilege is less than the amount such Eligible Shareholder actually paid in connection with the exercise of the Over-Subscription Privilege, such Eligible Shareholder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Date, and such Eligible Shareholder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount a Eligible Shareholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to such Eligible Shareholder pursuant to the Over-Subscription Privilege, such Eligible Shareholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege. See “The Rights Offering — Over-Subscription Privilege.”

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the shareholder’s name or its nominee and will cease to have any value at the Expiration Date.

We are asking persons who hold Common Shares beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Share directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Non-Transferable Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Non-Transferable Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Instructions as to Use of Gyrodyne, LLC Non-Transferable Subscription Rights Certificates;
3.	A form of letter which may be sent to your clients for whose accounts you hold our Common Shares registered in your name or the name of your nominee;
4.	Beneficial Owner Election;
5.	Nominee Holder Certification; and
6.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Subscription Price prior to the Expiration Date, unless we extend the Rights Offering period. If the Eligible Shareholder sends the Non-Transferable Subscription Rights Certificate(s) and Subscription Price payment by mail, we recommend that the Eligible Shareholder send them by registered mail, properly insured, with return receipt requested, and that such Eligible Shareholder allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Expiration Date. We will not be required to issue our Common Share to the Eligible Shareholder if the Subscription Agent receives the Non-Transferable Subscription Rights Certificate or the subscription payment after that time, regardless of when the Non-Transferable Subscription Rights Certificate and subscription payment were sent. See “The Rights Offering—Expiration Date” in the Prospectus.

ONCE THE ELIGIBLE SHAREHOLDER HAS EXERCISED HIS OR HER RIGHT AND SUBMITTED PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE, THE ELIGIBLE SHAREHOLDER IS NOT ALLOWED TO REVOKE, CANCEL OR CHANGE THE EXERCISE OF HIS OR HER RIGHTS OR REQUEST A REFUND OF MONIES PAID, EVEN IF THE ELIGIBLE SHAREHOLDER SUBSEQUENTLY LEARNS INFORMATION ABOUT US THAT SUCH ELGIBLE SHAREHOLDER CONSIDERS TO BE UNFAVORABLE, OUR SHARE PRICE DECLINES, OR THE ELIGIBLE SHAREHOLDER OTHERWISE CHANGES ITS INVESTMENT DECISION. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.

Additional copies of the enclosed materials may be obtained from the Information Agent for this Rights Offering at the following email and number:

Holder Inquiries:
(800) 322-2885 (toll free)
proxy@mackenziepartners.com

Very truly yours, Gyrodyne, LLC

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